Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

On July 1, 2024 (the “Closing Date”), Six Flags Entertainment Corporation (the “Company” or “Six Flags”) completed the previously announced merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of November 2, 2023 (the “Merger Agreement”), by and among the Company (then, CopperSteel HoldCo, Inc.), Cedar Fair L.P. (“Cedar Fair”), Six Flags Entertainment Corporation (“Former Six Flags”), and CopperSteel Merger Sub, LLC (“Copper Merger Sub”). Pursuant to the Merger Agreement, (i) Copper Merger Sub merged with and into Cedar Fair (the “Cedar Fair First Merger”), with Cedar Fair continuing as the surviving entity (the “Cedar Fair Surviving Entity”) and a direct subsidiary of the Company, (ii) the Cedar Fair Surviving Entity subsequently merged with and into the Company (together with the Cedar Fair First Merger, the “Cedar Fair Mergers”), with the Company continuing as the surviving corporation, and (iii) Former Six Flags merged with and into the Company (the “Six Flags Merger” and, together with the Cedar Fair Mergers, the “Mergers”), with the Company continuing as the surviving corporation. Upon the consummation of the Mergers, the separate legal existences of each of Copper Merger Sub, Cedar Fair and Former Six Flags ceased, and the Company changed its name to “Six Flags Entertainment Corporation”. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol “FUN”. For further details of the Mergers, refer to the Company’s Registration Statement on Form S-4/A initially filed on December 22, 2023 and declared effective by the Securities and Exchange Commission on January 31, 2024, as well as the Current Report on Form 8-K filed July 1, 2024 and related amendment filed September 16, 2024.

On May 1, 2024, Cedar Fair entered into that certain Credit Agreement, by and among, inter alios, Cedar Fair, the other borrowers party thereto, the guarantors party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent (the “Credit Agreement”), providing for (A) a term loan facility in an initial aggregate principal amount of $1,000 million (the “Term Loan B Facility”); and (B) a $300 million revolving loan facility (the “Cedar Fair Revolving Facility”).

On the Closing Date, upon the consummation of the Mergers, the Company entered into that certain First Amendment and Incremental Assumption Agreement and, among other things, assumed all obligations of Cedar Fair under the Credit Agreement, including, but not limited to, obligations in respect of the Term Loan B Facility, and the Cedar Fair Revolving Facility was replaced in full by a new revolving facility with aggregate commitments of up to $850 million (the “Revolving Facility”).

The following unaudited pro forma condensed combined financial information has been adjusted to reflect (i) the completion of the Mergers and the related conversion of (x) the limited partnership interests in Cedar Fair into the right to receive the common stock of Six Flags (and associated income tax effects) and (y) the shares of common stock of Former Six Flags into the right to receive the common stock of Six Flags, (ii) borrowings under the Term Loan B Facility and the Revolving Facility and the application of the proceeds thereof in connection with the Mergers, and (iii) the repayment of $165 million aggregate principal amount of 7.000% senior secured notes due 2025, issued in April 2020 by Former Six Flags’ subsidiary Six Flags Theme Parks Inc. (the “Former Six Flags 2025 Senior Notes”) immediately prior to the Mergers (collectively, the “Transactions”).

The Mergers were accounted for as a business combination using the acquisition method of accounting, with Cedar Fair as the accounting acquirer. The unaudited pro forma condensed combined financial information has been prepared to reflect transaction accounting adjustments to Six Flags’ Consolidated Statements of Operations and Comprehensive (Loss) Income for the year ended December 31, 2024, as if the Transactions occurred on January 1, 2024.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what Six Flags’ results of operations would have been had the Transactions occurred on the date indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Six Flags. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Period ended December 31, 2024

(In Thousands, except per unit and per share data)

	12 Months ended December 31, 2024	6 Months ended June 30, 2024
	Six Flags Entertainment Corporation (Six Flags)	Six Flags Entertainment Corporation (Former Six Flags)	Transaction Accounting Adjustments		Pro Forma Combined
					—
Net revenues:
Admissions	$1,403,932	$322,702	$—		$1,726,634
Food, merchandise and games	898,175	196,819	—		1,094,994
Accommodations, extra-charge products and other	406,819	56,524	—		463,343

	2,708,926	576,044	—		3,284,970
Costs and expenses:
Cost of food, merchandise, and games revenues	232,556	45,700	—		278,256
Operating expenses	1,376,061	339,269	(1,017)	G	1,716,833
			2,520	C
Selling, general and administrative	411,164	67,613	8,946	B	487,723
Depreciation and amortization	318,113	58,121	87,868	A	464,102
Loss on retirement of fixed assets, net	18,064	7,840			25,904
Loss on impairment of goodwill	42,462	—			42,462

	2,398,420	518,543	98,317		3,015,280

Operating income	310,506	57,501	(98,317)		269,690
Interest expense, net	234,770	82,593	12,434	F	314,909
			392	F
			(1,295)	F
			(13,985)	F
Loss on early debt extinguishment	7,974	2,736	—		10,710
Other expense	33,584	4,674	—		38,258

Loss before taxes	34,178	(32,502)	(95,863)		(94,187)
Provision for taxes	240,843	(8,402)	(21,125)	D	188,705
			(22,611)	E

Net loss	$(206,665)	$(24,100)	$(52,127)		$(282,892)
Net income attributable to non-controlling interests	24,499	24,499	—		48,998

Net loss attributable to Six Flags Entertainment Corporation	$(231,164)	$(48,599)	$(52,127)		$(331,890)

Weighted average shares of common stock / LP units outstanding
Basic	75,256	84,229	—		100,368
Diluted	75,256	84,229			100,368
Net loss per share of common stock / LP unit - basic	$(3.22)	(0.58)	—		$(3.42)
Net loss per share of common stock / LP unit - diluted	$(3.22)	(0.58)	—		$(3.42)

Notes To Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 was prepared in accordance with Article 11 of Regulation S-X and incorporates the acquisition method of accounting in accordance with United States generally accepted accounting principles. Certain transaction accounting adjustments have been computed in order to show the effects of the Transactions.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 was prepared based on (i) the Six Flags Consolidated Statements of Operations and Comprehensive (Loss) Income for the year ended December 31, 2024 (refer to the Company’s Form 10-K as filed on March 3, 2025) which reflects Cedar Fair’s pre-Mergers results for periods prior to the Closing Date and Six Flags’ post-Mergers results from July 1, 2024 through December 31, 2024, and (ii) the historical unaudited consolidated statement of operations of Former Six Flags for the six months ended June 30, 2024.

Tax-related adjustments as reflected in the unaudited pro forma condensed combined financial information are based upon an estimated blended statutory tax rate of 25.3%. The estimated blended statutory tax rate used will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Transactions.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result or have resulted from the Mergers or integration costs that may be or have been incurred. There were no material transactions between Cedar Fair and Former Six Flags prior to the Closing Date.

Note 2. Accounting policies and reclassification adjustments

The accounting policies of the Company are of the accounting acquirer, Cedar Fair. In order to best align Former Six Flags’ accounting policies to those of the Company, the following accounting policies and reclassification adjustments were made to the historical unaudited consolidated statement of operations of Former Six Flags for the six months ended June 30, 2024:

(in thousands, except per share amounts)
Cedar Fair, L.P.	Six Flags Entertainment Corporation (Former Six Flags)	Six Flags Entertainment Corporation (Former Six Flags) Historical	Reclassification Adjustments	Notes	Six Flags Entertainment Corporation (Former Six Flags) (Historical Adjusted)
Admissions	Park admissions	299,031	23,671	(a), (b)	322,702
Food, merchandise and games	Park food, merchandise and other	249,677	(52,858)	(a), (b)	196,819
Accommodations, extra-charge products and other	Sponsorship, international agreements and accommodations	23,076	33,448	(a)	56,524
Cost of food, merchandise, and games revenues	Cost of products sold	45,632	68	(b)	45,700
Operating expenses	Operating expenses	299,785	39,484	(b)	339,269
Selling, general and administrative	Selling, general and administrative expenses	102,905	(35,292)	(b)	67,613

(a)	Reflects reclassification between revenue line items to conform with the presentation of Cedar Fair’s financial statements.

(b)	Reflects reclassification between line items within operating income to conform with the presentation of Cedar Fair’s financial statements.

Note 3. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(A)	Adjustment reflects a net increase in depreciation expense of $87.9 million related to the fair value step-up of acquired property and equipment.

(B)

Adjustment reflects a net increase in share-based compensation expense of $8.9 million related to various Former Six Flags equity awards which were converted and replaced in conjunction with the Mergers.

(C)	Reflects recognition of an additional $2.5 million in operating expenses related to maintenance parts to conform Former Six Flags accounting policies to those of Cedar Fair.

(D)	Reflects the removal of the Cedar Fair partnership tax provision and the recording of corporate tax provision on the income of the partnership using the estimated blended statutory tax rate.

(E)	Reflects estimated income tax effect related to the transaction accounting adjustments.

(F)

Represents a net reduction to interest expense of $2.5 million for the year ended December 31, 2024, which includes (i) $12.4 million in new interest expense and amortization of deferred issuance costs on the Revolving Facility, (ii) $0.4 million in amortization of the consent payment to Cedar Fair bondholders in connection with the Mergers, (iii) a reduction of $1.3 million related to amortization of fair value adjustment on acquired Former Six Flags debt, and (iv) a $14.0 million elimination of historical interest expense and amortization of debt issuance costs on Former Six Flag’s revolving credit facility, which was refinanced in connection with the Mergers, and Former Six Flags 2025 Senior Notes.

(G)	Adjustment reflects a reduction in lease expense of $1.0 million, due to remeasurement of acquired lease agreements.

Note 4. Unaudited Pro Forma Earnings Per Share

The following table sets forth the computation of pro forma basic and diluted earnings per share for the 12-months ended December 31, 2024.

(in thousands, except per share)	For the Twelve Months Ended December 31, 2024
Numerator:
Net loss attributable to Six Flags Entertainment Corporation	$(331,890)
Deemed dividend upon exercise of the End-of-Term Option of SFOG[1]	(11,019)

Net loss attributable to Six Flags Entertainment Corporation for EPS	(342,909)
Denominator:
Weighted average shares of common stock / LP units outstanding (basic and diluted)	100,368
Net loss per share of common stock / LP unit (basic and diluted)	$(3.42)

[1]

For purposes of calculating the basic and diluted earnings per share, net loss attributable to Six Flags Entertainment Corporation for the year ended December 31, 2024 was adjusted for the deemed dividend that was recorded following the notification by the Company on December 17, 2024 of its intent to exercise its option to require the redemption in January 2027 of all the limited partnership units that the Company does not then own in the partnership that holds Six Flags Over Georgia and Six Flags White Water Atlanta (collectively, “SFOG”).